Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2014

BOISE, Idaho, June 23, 2014 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2014, which ended May 29, 2014. Revenues for the third quarter of fiscal 2014 were $3.98 billion and were 3 percent lower compared to the second quarter of fiscal 2014 and 72 percent higher compared to the third quarter of fiscal 2013.

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders for the third quarter of fiscal 2014 was $806 million, or $0.68 per diluted share, compared to net income of $731 million, or $0.61 per diluted share, for the second quarter of fiscal 2014 and net income of $43 million, or $0.04 per diluted share, for the third quarter of fiscal 2013.
Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders for the third quarter of fiscal 2014 was $913 million, or $0.79 per diluted share, compared to net income of $989 million, or $0.85 per diluted share, for the second quarter of fiscal 2014. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

Revenues for both DRAM and NAND Flash products were down slightly for the third quarter of fiscal 2014 compared to the second quarter of fiscal 2014. The company’s overall consolidated gross margin of 34 percent for the third quarter of fiscal 2014 was consistent with the second quarter of fiscal 2014, as mix-related decreases in average selling prices were essentially offset by corresponding decreases in manufacturing costs.

Cash flows from operations for the third quarter of fiscal 2014 were $1.46 billion, while investments in capital expenditures were $576 million. The company ended the third fiscal quarter of fiscal 2014 with cash and marketable investments of $4.81 billion.

The company will host a conference call Monday, June 23 at 2:30 p.m. MT to discuss its financial results. The call, audio, slides, other operational and financial information, and guidance will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until June 23, 2015. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 56949074) beginning at 5:30 p.m. MT, Monday, June 23, 2014 and continuing until 5:30 p.m. MT, Monday, June 30, 2014. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company’s management excludes in analyzing the company’s operating results and understanding trends in the company’s earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company’s outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 29,	Feb. 27,	May 30,	May 29,	May 30,
	2014	2014	2013	2014	2013
Net sales	$3,982	$4,107	$2,318	$12,131	$6,230
Cost of goods sold	2,614	2,704	1,762	8,079	5,091
Gross margin	1,368	1,403	556	4,052	1,139
Selling, general and administrative	174	177	127	527	369
Research and development	349	344	226	1,013	664
Restructure and asset impairments (1)	9	12	55	18	94
Other operating (income) expense, net (2)	(3)	1	(1)	235	(17)
Operating income (loss)	839	869	149	2,259	29
Interest income (expense), net	(75)	(77)	(52)	(248)	(159)
Other non-operating income (expense), net (3)	(21)	(122)	(45)	(223)	(263)
Income tax (provision) benefit (4)	(72)	(63)	1	(215)	(3)
Equity in net income (loss) of equity method investees	135	134	(10)	355	(120)
Net income attributable to noncontrolling interests	--	(10)	--	(33)	(2)
Net income (loss) attributable to Micron	$806	$731	$43	$1,895	$(518)

Earnings (loss) per share:
Basic	$0.76	$0.69	$0.04	$1.79	$(0.51)
Diluted	0.68	0.61	0.04	1.58	(0.51)

Number of shares used in per share calculations:
Basic	1,067	1,060	1,024	1,058	1,018
Diluted	1,190	1,201	1,047	1,196	1,018

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	May 29,	Feb. 27,	Aug. 29,
	2014	2014	2013
Cash and short-term investments	$4,264	$4,504	$3,101
Receivables	2,715	2,826	2,329
Inventories	2,532	2,462	2,649
Current restricted cash (5)	--	--	556
Total current assets	9,705	9,991	8,911
Long-term marketable investments	545	552	499
Property, plant and equipment, net	8,021	7,859	7,626
Total assets	20,495	20,615	19,118

Accounts payable and accrued expenses	2,828	2,679	2,115
Current debt (3)(5)	1,508	2,230	1,585
Total current liabilities	4,760	5,305	4,125
Long-term debt (3)(5)	4,137	4,317	4,452

Total Micron shareholders’ equity (3)	9,940	9,284	9,142
Noncontrolling interests in subsidiaries	757	760	864
Total equity	10,697	10,044	10,006

	Nine Months Ended
	May 29,	May 30,
	2014	2013
Net cash provided by operating activities	$4,352	$1,094
Net cash provided by (used for) investing activities	(923)	(1,170)
Net cash provided by (used for) financing activities	(2,234)	57

Depreciation and amortization	1,680	1,440
Expenditures for property, plant and equipment	(1,518)	(964)
Payments on equipment purchase contracts	(292)	(162)
Repayments of debt	(3,134)	(664)
Proceeds from issuance of debt	1,062	812

Noncash equipment acquisitions on contracts payable and capital leases	294	387

On July 31, 2013, the company acquired Elpida Memory, Inc., now known as Micron Memory Japan, Inc. (“MMJ”), and an 89% interest in Rexchip Electronics Corporation, now known as Micron Memory Taiwan Co., Ltd. (“MMT”), for an aggregate of $949 million in cash. MMJ’s assets include, among others, a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan and an assembly and test facility located in Akita, Japan. MMT’s assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan. In the second and third quarters of fiscal 2014, the company purchased an additional aggregate 10.62% of MMT’s outstanding common stock.

(1)	Restructure and asset impairments consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 29,	Feb. 27,	May 30,	May 29,	May 30,
	2014	2014	2013	2014	2013
Loss (gain) on impairment of MIT assets	$--	$(5)	$--	$(5)	$62
Loss (gain) on impairment of LED assets	(3)	--	25	(6)	29
Loss on restructure of consortium agreement	--	--	26	--	26
Gain on termination of lease to Transform	--	--	--	--	(25)
Other	12	17	4	29	2
	$9	$12	$55	$18	$94

Other restructure for the first nine months of fiscal 2014 included an aggregate of approximately $30 million associated with the company’s efforts to wind down its 200mm operations in Agrate, Italy and Kiryat Gat, Israel.

(2)
Other operating expense for the first nine months of fiscal 2014 included a charge in the first quarter of $233 million to accrue a liability in connection with the company’s settlement of all pending litigation between it and Rambus, Inc., including all antitrust and patent matters. The amount accrued represented the discounted value of amounts due under the arrangement.

(3)	Other non-operating income (expense) consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 29,	Feb. 27,	May 30,	May 29,	May 30,
	2014	2014	2013	2014	2013
Loss on restructure of debt	$(16)	$(80)	$--	$(171)	$(31)
Gain (loss) from changes in currency exchange rates	(5)	(14)	(45)	(25)	(231)
Adjustment to gain on acquisition of MMJ	--	(33)	--	(33)	--
Other	--	5	--	6	(1)
	$(21)	$(122)	$(45)	$(223)	$(263)

In the first nine months of fiscal 2014, the company initiated a series of actions to restructure its debt, including exchange transactions, debt conversions and settlements and cash repurchases. These actions resulted in aggregate non-operating losses of $16 million, $80 million and $75 million in the third, second and first quarters of fiscal 2014, respectively.

Exchange Transactions

In November 2013, in a series of separate non-cash transactions, the company exchanged portions of its 2027 Notes, 2031A Notes and 2031B Notes (collectively, the “Exchanged Notes”) into 3.00% Convertible Senior Notes due 2043 (the “2043G Notes”). In connection with the issuance of the 2043G Notes, the company recorded $627 million of debt and $173 million of additional capital. The net effect of the Exchange Transactions was an increase to the carrying value of the company’s debt of $282 million and a decrease in the company’s additional capital of ($238) million in the first quarter of fiscal 2014. In connection with the Exchange Transactions, which were accounted for as extinguishments, the company recognized aggregate non-operating losses of $38 million in the first quarter of fiscal 2014.

Debt Conversions and Settlements

2027 Notes – In November 2013, the company announced the termination of the conversion rights for its remaining 2027 Notes, effective on December 13, 2013. During the first and second quarters of fiscal 2014, substantially all of the holders of the company’s 2027 Notes exercised their option to convert their notes and, in each case, the company elected to settle the conversion amount entirely in cash. In the second quarter of fiscal 2014, the company settled the conversion amounts for $179 million in cash. In connection with these actions, the company recognized non-operating losses of $19 million and $41 million in the second quarter and first nine months of fiscal 2014, respectively.

2031A Notes – In November 2013, the company called for the redemption of its remaining 2031A Notes on December 7, 2013. During the first and second quarters of fiscal 2014, substantially all of the holders of the company’s 2031A Notes exercised their option to convert their notes and, in each case, the company elected to settle the conversion amount entirely in cash. In the second quarter of fiscal 2014, the company settled the conversion amounts for $440 million in cash. In connection with these actions, the company recognized non-operating losses of $50 million and $65 million in the second quarter and first nine months of fiscal 2014, respectively.

2014 Notes – In January 2014, the company called for the redemption of its remaining 2014 Notes on March 3, 2014. During the second and third quarters of fiscal 2014, holders of a majority of the company’s 2014 Notes exercised their option to convert their notes and, in each case, the company elected to settle the conversion amount entirely in cash. In the third quarter of fiscal 2014, the company settled the conversion amounts for $718 million in cash. In connection with these actions, the company recognized non-operating losses of $9 million in the third quarter of fiscal 2014.

Cash Repurchases

January 2014 – In January 2014, the company repurchased $164 million in aggregate principal amount of its 2031B Notes, 2032C Notes and 2032D Notes in privately-negotiated transactions for an aggregate of $407 million in cash. In connection with these actions, the company recognized non-operating losses of $11 million in the second quarter of fiscal 2014.

April and May 2014 – In April and May 2014, the company repurchased $99 million in aggregate principal amount of its 2032C Notes and 2032D Notes in privately-negotiated transactions for an aggregate of $253 million in cash. In connection with these actions, the company recognized non-operating losses of $7 million in the third quarter of fiscal 2014.

Gain (loss) from changes in currency exchange rates for the third quarter and first nine months of fiscal 2013 included currency losses of $47 million and $225 million, respectively, from changes in the market value of currency hedges executed in connection with the company’s acquisition of MMJ and MMT.

In connection with the acquisition of MMJ and MMT, the company recorded net assets of $2,601 million and noncontrolling interests of $168 million. Because the fair value of the net assets acquired less noncontrolling interests exceeded the company’s purchase price, the company recognized a gain on the acquisition of $1,484 million in the fourth quarter of fiscal 2103. In the second quarter of fiscal 2014, the provisional amounts as of the acquisition date were adjusted, primarily for pre-petition liabilities. As a result, the company recorded a non-operating expense of $33 million in the second quarter of fiscal 2014 for these measurement period adjustments.

(4)
Income taxes for the third quarter and first nine months of fiscal 2014 included $49 million and $177 million, respectively, related to the utilization of deferred tax assets as a result of MMJ’s and MMT’s operations. Remaining taxes for the third quarters and first nine months of fiscal 2014 and 2013 primarily reflect taxes on the company’s non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for the third quarters and first nine months of fiscal 2014 and 2013 was substantially offset by changes in the valuation allowance. As of the third quarter of fiscal 2014, the company estimates it will have an increase in unrecognized tax benefits for fiscal 2014 of approximately $110 million primarily related to transfer pricing matters. This increase is expected to be substantially offset by a change in the company’s valuation allowance.

(5)	On February 5, 2014, the company issued $600 million in aggregate principal amount of 5.875% Senior Notes due February 2022 (the “2022 Notes”). Issuance costs for the 2022 Notes totaled $14 million.

On December 20, 2013, the company issued $462 million in aggregate principal amount of 1.258% Secured Notes due January 2019 (the “2019 Notes”), which are collateralized by certain equipment and mature on January 15, 2019. The principal amount of the 2019 Notes is payable in 10 consecutive semi-annual installments payable in January and July of each year, commencing in July 2014. In connection with the issuance of the 2019 Notes, the company paid a guarantee fee of $23 million, which is being amortized over the term of the 2019 Notes.

During the first quarter of fiscal 2014, the company made the first MMJ creditor installment payment of $534 million from funds that had been held in a current restricted cash account since the acquisition date.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.
	May 29,	Feb. 27,
	2014	2014

GAAP net income attributable to Micron	$806	$731
Non-GAAP adjustments:
Flow-through of MMJ inventory step up	--	42
Restructure and asset impairments	9	12
Amortization of debt discount and other costs	36	44
Loss on restructure of debt	16	80
Adjustment to gain on acquisition of MMJ	--	33
(Gain) loss from changes in currency exchange rates	5	14
Estimated tax effects of above items	(8)	(22)
Non-cash taxes from MMJ purchase accounting	49	55
Total non-GAAP adjustments	107	258
Non-GAAP net income attributable to Micron	$913	$989

Number of shares used in diluted per share calculations:
GAAP	1,190	1,201
Effect of capped calls	(38)	(42)
Non-GAAP	1,152	1,159

Diluted earnings per share:
GAAP	$0.68	$0.61
Effects of above	0.11	0.24
Non-GAAP	$0.79	$0.85

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company’s operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company’s operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company’s management excludes the following items in analyzing the company’s operating results and understanding trends in the company’s earnings:

•	Flow-through of inventory step up values recorded in connection with the company’s acquisition of MMJ;
•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company’s convertible debt and the MMJ installment debt;
•	Loss on restructure of debt;
•	Adjustment to gain on acquisition of MMJ;
•	(Gain) loss from changes in currency exchange rates;
•	The estimated tax effects of above items; and
•	Non-cash taxes resulting from utilization of deferred tax assets recorded in connection with the company’s acquisition of MMJ.

Non-GAAP diluted shares include the impact of the company’s outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company’s convertible notes.